EXHIBIT 8



June 7, 1995




Aluminum Company of America
1501 Alcoa Building
Pittsburgh, PA  15219

Dear Sirs:

     We have acted as your special tax counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $250,000,000 in Debt Securities and Warrants to purchase Debt Securities, and shares of Preferred Stock and Common Stock of Aluminum Company of America (the "Company"). We hereby confirm to you our opinion is as set forth under the caption "United States Taxation" in the prospectus included in the related Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on the date hereof (the "Prospectus").

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part, and the reference to us in the Prospectus under the caption "United States Taxation." In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                 Very truly yours,


                                  /s/ SULLIVAN & CROMWELL
                                  Sullivan & Cromwell